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CHMP Adopts Negative Opinion on Genasense® Application in Melanoma

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Genta to request re-examination and review by EMEA Oncology Scientific Advisory Group

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Company will also file data quality complaint and correction request in U.S. regarding erroneous FDA analysis and presentation to ODAC of melanoma trial data

BERKELEY HEIGHTS, NJ – April 27, 2007 – Genta Incorporated (NASDAQ: GNTA) announced that it has received notice from the European Medicines Agency (EMEA) that the Committee for Medicinal Products for Human Use (CHMP) has adopted a negative opinion for the Company’s marketing authorization application (MAA) for Genasense® (oblimersen). The MAA proposes the use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The Company had previously announced its anticipation of this negative opinion on March 23, 2007.

According to the notice, Genta has been accorded the option of requesting re-examination of this opinion, and the Company intends to promptly file this request, which will delay any formal action by the EU Commission pending its outcome. Pursuant to the request, Genta expects to submit the “Detailed Grounds for Re-Examination” document within 60 days, and the Company will request review of the outstanding issues by the Oncology Scientific Advisory Group (OSAG).

“While this initial action was expected, we reaffirm our commitment to patients with advanced melanoma who have virtually no suitable treatment alternatives,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer. “We believe the safety and efficacy results for Genasense plus dacarbazine are superior to any other product ever considered by regulatory authorities for advanced melanoma. During the re-examination, we look forward to discussion and resolution of outstanding issues with the OSAG, and we anticipate that a final opinion could be rendered by the EMEA within approximately 4 to 6 months. Meanwhile, we have announced the Company will commence a new randomized trial of the Genasense/dacarbazine combination, and we have made provisions for the supply of Genasense via compassionate use and named-patient distribution programs for patients who may not be protocol candidates.”

In a separate action, Genta will file a formal complaint and request for correction of information with the U.S. Food and Drug Administration (FDA) under the Federal Data Quality Act. The complaint will challenge as erroneous a key statistical analysis of the Company's data on Genasense for melanoma used by FDA at the Oncology Drug Advisory Committee meeting on

May 3, 2004. That analysis sought to discredit the finding that Genasense yielded a statistically significant increase in progression-free survival (PFS). At that meeting, ODAC voted unanimously that PFS was an endpoint that would support full approval in the absence of a survival improvement in patients with advanced melanoma. The Company will seek a formal public acknowledgement of the error, removal of the analysis from the FDA website (with a note that the previous analysis was in error), and revision of the transcript.

“We were unable to verify the integrity of this highly non-standard analysis in advance of the ODAC meeting”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development. “Since then, we have been able to test the statistical model, and we show clearly that the analysis was erroneous. We are obviously concerned about the perpetuation of this error and its potential impact on public perception of our results, and we are formally requesting redress.”

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess/Andrea Romstad
TS Communications Group, LLC
(908) 286-3980

info@genta.com